Exhibit 2.1

POWER EFFICIENCY CORPORATION

15% SECURED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

$100,000	October , 2004

FOR VALUE RECEIVED, POWER EFFICIENCY CORPORATION, a Delaware corporation (the “Company”), with its principal office at 3900 Paradise Road, Suite 283; Las Vegas, Nevada, promises to pay to the order of                                (hereinafter, the “Holder”) evidenced by this note (the “Note”) having a maturity date (the “Maturity Date”) of                               , (one year from issuance) the sum of one hundred thousand dollars ($100,000) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts on the Maturity Date; interest on the unpaid balance of said principal amount shall accrue and be paid  quarterly on a simple basis at the rate of fifteen percent (15%) from an escrow account funded at closing equal to four quarterly interest payments; provided, however, that if this Note is not paid in full on the Maturity Date, interest shall accrue on the outstanding principal of and, to the extent permitted by law, interest on the Note from the Maturity Date up to and including the date of payment at a rate equal to 18% per annum (compounded annually) or such lesser amount as shall be the maximum percentage allowed by law (the “Default Interest Rate”).  The Company may not prepay the principal of this Note unless otherwise agreed to by the Holder. Payment of principal and accrued interest is to be made at the address of the Holder designated above or at such other place as the Holder shall have notified the Company in writing at least five (5) days before the Maturity Date. Terms used but not defined herein shall have the meanings ascribed thereto in the Subscription Agreement or the UCC, as applicable.

This Note, and the other notes issued in connection with the Private Placement Memorandum dated September 22, 2004, will have a first priority security interest in all of the assets of the Company (the “Collateral”), except for the unearned premiums associated with the Company’s directors and officers insurance policy.  However, the Company may grant a first security interest in its accounts receivable and inventory in order to obtain a line of credit in the ordinary course of business. The security interest granted in connection with such line of credit shall be senior to the security interests of the holders.  The Holder hereby authorizes the Purchaser Representative to, on the Holder’s behalf, execute a subordination agreement and all such other documents required to provide the provider of the line of credit described above such first security interest.  The Company also has the right to issue new debt with a first security interest in all of the Company’s assets provided that the proceeds from the new debt be used to fully repay the interest and principal on this Note on the Maturity Date or upon an Event of Default.

1.                                       Events of Default. (a) Upon the occurrence of any of the following events (herein called “Events of Default”):

(i)                                     the Company shall fail to pay the principal of or interest on this Note on the Maturity Date;

(ii)                                  the Company makes a general assignment for the benefit of creditors or commences (as the debtor) a case in bankruptcy, or commences (as the debtor) any proceeding under any other insolvency law;

(iii)                               the Company shall, other than permitted hereby, encumber or hypothecate the Collateral subject to the first priority security interest; or

(iv)                              a case in bankruptcy or any proceeding under any other insolvency law is commenced by or against the Company (as the debtor) and:

(A)                              a court having jurisdiction enters a decree or order for relief against the Company as the debtor in such case or proceeding;

(B)                                such case or proceedings consented to by the Company or remains undismissed for 60 days;

(C)                                the Company consents or admits the material allegations against it in any such case or proceeding; or

(D)                               a trustee, receiver or agent (however named) is appointed or authorized to take charge of substantially all of the property of the Company for the purpose of general administration of such property for the benefit of creditors and the order making such appointment or granting such authorization is not vacated within 60 days, during which period such trustee, receiver or agent shall not have taken any action with respect to the property of the Company which might prejudice the interest of the Holder, then, the Holder may upon written notice to the Company elect to declare the entire principal amount of the Note then outstanding together with accrued unpaid interest thereon due and payable.  Upon receipt of such notice, the Company shall have seven (7) days to cure the Event of Default and if uncured on the eighth (8) day all principal and accrued interest shall become immediately due and payable.  If the Note is not paid in full upon acceleration, as required above, interest shall accrue on the outstanding principal of and interest on this Note from the date of the Event of Default up to and including the date of payment at a rate equal to the lesser of eighteen (18%) percent per annum or the maximum interest rate permitted by applicable law.

(b)                                 Non-Waiver and Other Remedies.  No course of dealing or delay on the part of the Holder of this Note in exercising any right hereunder shall operate as a waiver or otherwise prejudice the right of the Holder of this Note.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

(c)                                  Collection Costs; Attorneys’ Fees.  If, after an Event of Default has occurred, this Note is turned over to an attorney for collection, or, after such Event of Default, Holder otherwise seeks advice of an attorney in connection with the exercise or enforcement of Holder’s rights hereunder, the Company agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees and expenses and all out-of-pocket expenses incurred by the Holder in connection with such collection efforts, which amounts may, at the Holder’s option, be added to the principal hereof.  Notwithstanding the foregoing, any duty to pay and/or amount payable under this Section 1(c) shall be subject to the final determination of a court of competent jurisdiction in the event the matter is brought before such court.

2.                                       Additional Remedies

(a)                                  Rights and Remedies Generally.  Upon the occurrence of an Event of Default, and subject to the terms of the Note, the Purchaser Representative (as hereinafter defined) shall be entitled to exercise, in addition to any and all rights and remedies contained in this Note and any and all other agreements with the Company, any and all of the rights and remedies available to the Purchaser Representative under the UCC or applicable law, including, without limitation: (a) without notice, demand or legal process, to enter upon any premises of the Company and take possession of any of the Collateral and the books and records of the Company constituting Collateral or relating to the Collateral; (b) require the Company to assemble, at the Company’s expense, any and all of the Collateral at reasonably convenient location(s) designated by the Purchaser Representative, including the premises of the Company, and to make the same available to the Purchaser Representative and reasonably cooperate in all material respects in connection with the Purchaser Representative’s rights hereunder; and (c) to sell, lease, transfer, endorse, assign or deliver the whole or any part of the Collateral at any public or private sale.  Upon consummation of any such sale, the Purchaser Representative shall have the right to assign, transfer, endorse and deliver to the purchaser or purchasers thereof the Collateral or any portion thereof so sold.  Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Company.

The Company hereby irrevocably appoints the Purchaser Representative as its attorney-in-fact (which appointment shall be irrevocable and deemed coupled with an interest), with full authority in the place and stead of the Company and in the name of the Company or otherwise, from time to time after an Event of Default has occurred, to take any action and to execute any instrument which the Purchaser Representative may deem necessary or advisable to: (a) obtain and adjust insurance required to be paid to the Purchaser Representative pursuant to this Agreement, (b) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (c) receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (a) or (b) above, (d) prepare, execute and file appropriate UCC financing statements, and (e) file any claims or take any action or institute any proceedings which the Purchaser Representative may deem necessary or desirable for the collection of any of the Collateral or the assignment or other transfer of the Collateral in connection with the exercise of the Purchaser Representative’s remedies hereunder.  Notwithstanding the foregoing, such appointment (other than the appointment in clause (d) above) shall be effective only upon an Event of Default and then only if and to the extent necessary to permit the Purchaser Representative the practical realization of rights and remedies granted hereunder.

The Purchaser Representative shall give the Company at least ten (10) days’ written notice (which the Company agrees is reasonable notification within meaning of the applicable sections of the UCC) of the Purchaser Representative’s intention to attempt to make any such public or private sale of Collateral.  Such notice, in the case of public sale, shall state the time and place for such sale (which may be on the premises of the Company).  Any public sale of any of the Collateral shall be held at such time or times within ordinary business hours and at such place or places as the Purchaser Representative may fix and so state in the notice of such sale.  At any such sale, the Collateral or any portion thereof may be sold in its entirety or in separate parcels, as determined by the Purchaser Representative (in its sole discretion).  The Purchaser Representative may, without any notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  As an alternative to exercising the power of sale herein conferred upon it, the Purchaser Representative may proceed by action at law or in equity to foreclose the security interest created under this Agreement and sell the Collateral or any portion thereof pursuant to judgment or decree of a court or courts having competent jurisdiction.

(b)                                 Disposition of Collateral.  The net proceeds realized by the Purchaser Representative upon any sale or other disposition, after deduction for any and all actual and reasonable expenses incurred in connection with the retaking, holding, preparing for sale or selling of the Collateral (including, without limitation, reasonable attorneys’ fees and disbursements) shall be applied toward satisfaction of the Obligations.  The Purchaser Representative shall pay to the Company any surplus realized upon such sale or other disposition.  The Company shall remain liable for any deficiency.  The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Purchaser Representative’s security interest in the Collateral.  The Company agrees that the Purchaser Representative shall not be under any obligation whatsoever at any time to collect, attempt to collect, protect or enforce its Collateral or any security therefor (which the Company agrees to do at its own expense), but the Purchaser Representative may do so in its sole discretion at any time after the occurrence and during the continuation of an Event of Default and at such times the Purchaser Representative shall have the right to take any steps by judicial process or otherwise to enforce the Collateral or any security therefor.

(c)                                  Waiver of Notice.  The Company waives any and all rights to notice of any kind prior to the exercise by the Purchaser Representative of its rights to take possession of the Collateral without judicial process.

3.                                       Obligation to Pay Principal and Interest; Covenants.  No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rates, and in the currency herein prescribed.

4.                                       Covenants. (a)                  The Company covenants and agrees that it shall, while this Note is outstanding:

(i)                                     Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any properties belonging to it before the same shall be in default: provided, however, that the Company shall not be required to pay any such tax, assessment, charge or levy which is being contested in good faith by proper proceedings and adequate reserves for the accrual of same are maintained if required by generally accepted accounting principles;

(ii)                                  Preserve its corporate existence and continue to engage in business of the same general type as conducted as of the date hereof;

(iii)                               Comply in all respects with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements (the “Requirements”) of all governmental bodies, departments, commissions, boards, companies or associates insuring the premises, courts, authorities, officials, or officers, which are applicable to the Company or its property; except wherein the failure to comply would not have a material adverse effect on the Company or its property; provided that nothing contained herein shall prevent the Company from contesting the validity or the application of any Requirements;

(iv)                              Preserve the value of the Collateral by using all possible efforts to challenge any claim that the Company’s patents infringe upon any patents held by a third party, promptly challenging any third party who files a patent which the Company believes infringe upon the Company’s patents and to make any necessary filings to prosecute the pending patent applications.  In the event that such steps are not taken to the satisfaction of the Investors, the Investors shall have the right (at the Company’s expense) to take all necessary steps to preserve the value of the Collateral; and

(v)                                 Shall not grant any party other than the Investors a security interest in any of the Collateral, except as specifically provided elsewhere in this Note.

(b)                                 The Investor hereby irrevocably reaffirms and consents, upon the occurrence of an Event of Default (as defined above), to the appointment of  Pali Capital Corporation as the Purchaser Representative and to the performance by the Purchaser Representative, in its sole and absolute discretion, of its duties hereunder.

(c)                                  The Company agrees to execute all necessary documents (to be prepared by the Holder or the Holder’s representatives) reasonably necessary to perfect the security interest granted herein, including filing the necessary U.C.C. filings (UCC-1) with the U.S. Patent and Trademark Office and any applicable international office and to cooperate in effectuating such filings.

5.                                       Repayment upon Certain Events and Right to Purchase Notes.

(a)                                  This Note shall be paid in full, without premium, in the event (and in each case within three (3) business days of the occurrence of such event) (a) the Company consolidates or merges with another corporation, unless (i) the Company shall be the surviving entity in such consolidation or merger or (ii) the other entity controls, is under common control with or is controlled by the Company immediately prior to the consolidation or merger whether or not the Company shall be the surviving entity in such consolidation or merger, in which event this Note shall remain outstanding as an obligation of the consolidated or surviving entity,  (b) the Company consummates a sale of all or substantially all of its assets or (c) the Company grants a security interest in the Collateral, except as specifically provided for elsewhere in this Note.

(b)                                 The Holder hereby grants to Summit Energy Ventures, LLC, a Delaware limited liability company (“Summit”), the right (but not the obligation), exercisable in the sole discretion of Summit, to purchase this Note from the Holder at a price equal to the sum of the unpaid principal amount hereof plus accrued and unpaid interest, upon, (i) the occurrence of an Event of Default and the expiration of the cure period provided for in section 1(a) above; and (ii) during the five days prior to the Maturity Date.  If Summit exercises its right to purchase this Note hereunder because of the occurrence of an Event of Default (other than an Event of Default specified in Sections 1(a)(ii) or 1(a)(iv) above) or during the five-day period prior to the Maturity Date Summit may do so only upon giving the Purchaser Representative ten days’ prior notice.

The Holder represents to the Company that it is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire this Note.. The Holder further represents that it is acquiring this Note for investment, for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

7.                                       Usury Savings Clause. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which  Company is permitted by law to agree to pay. If, by the terms of this Note, the Company is at any time required or obligated to pay interest on the outstanding balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the outstanding balance.

8.                                       Required Consent.  The Company may not modify any of the terms of this Note without the prior written consent of the Holder.

9.                                       Liability for Deficiency.  The Company shall remain liable for any deficiency under the obligations resulting from a sale of the Collateral and shall pay any such deficiency forthwith on demand.

10.                                 Waiver.  Waiver of or acquiescence in any default by the Company, or failure of the Purchaser Representative to insist upon strict performance by the Company of any warranties or covenants in this Note, shall not constitute a waiver of any subsequent or other default or failure.

11.                                 Lost Documents.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of the Note.

12.                                 Miscellaneous.

(a)                                  Benefit.  This Note shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

(b)                                 Notices and Addresses.  All notices, offers, acceptances and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

If to Holder:

with a copy to (which shall not constitute notice):

Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP

101 East 52nd Street

New York, NY 10022

Attention: Arthur S. Marcus, Esq.

Telephone:                                    (212) 752-9700

Facsimile:                                          (212) 980-5192

If to the Company, to:

Power Efficiency Corporation

3900 Paradise Road, Suite 283

Las Vegas, Nevada  89109

Attention:  Steven Strasser, CEO

Telephone:                                    (702) 697-0377

Facsimile:                                          (702) 697-0379

or to such other address as any of them, by notice to the others may designate from time to time.  Time shall be counted to, or from, as the case may be, the delivery in person or five (5) business days after mailing.

(c)                                  Governing Law.  This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed and interpreted according to the law of the State of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

(d)                                 Jurisdiction and Venue.  The Company (i) agrees that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court  for the Southern District of New York in any such suit, action or proceeding, and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

(e)                                  Section Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

(f)                                    Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements contained herein shall survive the delivery of this Note.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

POWER EFFICIENCY CORPORATION

By:
Name:
Title:

HOLDER

By:
Name: